Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-57810, Form S-3 No. 333-79407, Form S-8 No. 33-99914, Form S-8 No. 333-32646, Form S-8 No. 333-105926, Form S-3 No. 333-100625, Form S-3 No. 333-66772, and Form S-8 No. 333-119620) of Westell Technologies, Inc and in their related Prospectuses of our reports dated June 9, 2005, with respect to the consolidated financial statements and schedules of Westell Technologies, Inc, Westell Technologies, Inc management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Westell Technologies, Inc, included in this Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

Chicago, IL

June 13, 2005